EXHIBIT 4.2

DEFERRED COMPENSATION PLAN                        [photographs of faces omitted]

ROLLINS, INC.
PLAN AGREEMENT



THIS PLAN AGREEMENT (this "Agreement") is entered into as of January 1, 2006 between Rollins, Inc. (the "Company"), and _________________________ (the "Participant").

                                    RECITALS

A. The Participant is a key Employee of the Company, and the Company desires to have the continued services of the Participant.

B. The Company has adopted the Rollins, Inc. Deferred Compensation Plan (the "Plan"), a non-qualified deferred compensation plan, and the Participant qualifies to participate in the Plan.

C.   The Participant desires to participate in the Plan.

                                   AGREEMENT

NOW THEREFORE, it is mutually agreed that:

1. Definitions. Unless otherwise provided in this Agreement, the capitalized terms in this Agreement shall have the meanings given them in the Plan document, as amended (the "Plan Document").

2. Integrated Agreement: Parties Bound. The Plan Document, a copy of which has been delivered to the Participant, is hereby incorporated into and made a part of this Agreement by reference as though set forth in full in this Agreement. The parties to this Agreement agree to and shall be bound by, and have the benefit of, each and every provision of the Plan as set forth in the Plan Document. This Agreement and the Plan Document, collectively, shall be considered one complete contract between the parties.

3. Acknowledgments. The Participant hereby acknowledges that the Participant has received a copy of the Plan Document, and has read and understands this Agreement and the Plan Document. The Participant further acknowledges that the Plan, and the compensation deferrals or Company contributions made on his or her behalf under the Plan, shall be subject to such rules as are necessary to preserve the tax-deferred status of these amounts under applicable law, including Section 409A and any Treasury Department regulations or other authoritative guidance issued thereunder. The Participant further acknowledges that the Company may amend the Plan Document at any time, retroactively if necessary, to comply with Section 409A.

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PLAN AGREEMENT CONTINUED...


4. Conditions to Participation. As a condition to participation in the Plan, the Participant must complete, sign, date, and return to the Plan Committee an original copy of this Agreement, a Beneficiary Designation Form, a Consent to Insurance Form, and any other election forms required by the Plan Committee for Plan enrollment.

5. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, and the Participant and his or her heirs, beneficiaries or estate.

6. Governing Law. Subject to the Employee Retirement Income Security Act of 1974, as amended, this Agreement shall be governed by and construed under the laws of the State of Georgia.

IN WITNESS WHEREOF, the Participant has signed and the Company has accepted this Plan Agreement as of the date first written above.

                                           PARTICIPANT


___________________                        ______________________________
Date                                       Signature of Participant


                                           ______________________________
                                           Type or Print Name


AGREED AND ACCEPTED BY THE COMPANY:

                                           ROLLINS, INC.


                                           ______________________________
                                           Signature of Officer
                                           Or Duly Authorized Agent


                                           ______________________________
                                           Type or Print Name

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